Exhibit 99.1

Engex, Inc.

44 Wall Street, 2nd Floor

New York, NY 10005

NOTICE OF DISSOLUTION OF ENGEX, INC. (symbol exgi)

For Immediate Release

New York, NY – March 1, 2018. The Board of Directors of Engex, Inc. (ticker symbol: EXGI) (the “Company”) has determined that the Company should be dissolved and its affairs wound up. Effective upon completion of this process the Company will cease to exist as an investment company. The Company expects to distribute pro-rata to its stockholders of record on March 21, 2018, shares it holds in certain public companies. It will also distribute subsequently to its stockholders any cash remaining after making provision for payment to any creditors and the expenses of winding up. The Company will also create an escrow or trust account for the benefit of its stockholders which will hold and ultimately dispose of any remaining securities that are not readily marketable and then distribute to stockholders any funds realized from such dispositions. Following distribution of substantially all of its assets to its stockholders, the Company will file an application with the SEC to de-register under the Investment Company Act of 1940.

Engex, Inc. is a non-diversified closed end investment company registered under the Investment

Company Act of 1940.

Contact: Michael Siciliano, Treasurer, Engex, Inc.

212-495-4500